Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference in this Form S-1 of my audit report dated August 21, 2013 relative to the financial statements of Go Public II, Inc. as of July 31, 2013 and the related statements of operations, stockholder equity, and cash flows for the year then ended.

I also consent to the reference to the firm under the caption "Experts" in such Registration Statement.

Messineo & Co. CPAs, LLC

Clearwater, Florida

September 3, 2015